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                            KARPUS MANAGEMENT, INC.
                       d/b/a KARPUS INVESTMENT MANAGEMENT
                         14 A Tobey Village Office Park
                           Pittsford, New York 14534
                                 (716) 586-4680

October 2, 2000

Dear Fellow Mentor Income Fund Shareholder:

ON SEPTEMBER 27TH I ATTENDED THE SPECIAL MEETING OF SHAREHOLDERS CALLED BY MENTOR INCOME FUND "MENTOR". AS A RESULT OF OUR OPPOSITION, MENTOR ADJOURNED THE MEETING TO SOLICIT MORE PROXIES FOR THEIR PROPOSALS. I VIEW THIS AS NOTHING BUT A STALL TACTIC BY MANAGEMENT.

         Mentor shareholders refused to "rubber stamp" plans by Mentor Income Fund's management to sell the Investment Advisory Agreement for an undisclosed fee. The shareholders' refusal to ratify management's unilateral effort to sell the Fund's Investment Advisory Agreement to U.S. Bank forced adjournment of the shareholder meeting until October 13, 2000, allowing shareholders additional time to evaluate their alternatives.

IF YOU DID NOT HAVE TIME TO VOTE BEFORE, SUPPORT US NOW!
VOTE YOUR BLUE PROXY FOR #1, #2, & #6 AND AGAINST #3, #4, & #5!

         We are Karpus Investment Management ("Karpus") the largest beneficial owner of the Fund as of July 28, 2000 with 547,847 shares (4.64%). We are writing again to urge you to vote your BLUE proxy "FOR" proposal # 1, approval of a new Investment Advisory Agreement between the Fund and Karpus; "FOR" proposal #2 to elect Karpus' nominees to the Board; and "FOR" proposal #6, relating to other matters of business including adjournment of the meeting (WE DO NOT WANT THIS MEETING ADJOURNED AGAIN!). We ask you also to vote "AGAINST" proposals #3, renaming the Fund; #4, certain other changes in the Articles of Incorporation and #5, ratification of the selection of the auditor.

WHY VOTE THE KARPUS PROXY?
WHAT CAN THE SHAREHOLDERS GAIN?

o If elected as the new Investment Advisor, Karpus has vowed to recommend narrowing the discount to net asset value. As of Sept 21, 2000 the market price of the Fund was $7.688 and the net asset value was $8.95 this is a -14.11% discount. Shareholders deserve a market price that is closer to the REAL VALUE OF THEIR INVESTMENT.
o Karpus would base its management fee on the lesser of net asset or market value of the Fund. THIS WOULD POTENTIALLY SAVE MANAGEMENT FEES AND SAVE THE SHAREHOLDERS MONEY!
o Yes, Karpus has a "self-interest" to do what it deems is in the best interest of its clients, however, because of this "self-interest," you the shareholder, who has no affiliation with Karpus, can share in the intended benefits of the Karpus action.
o The real "self interest" is the sale of assets by First Union Corporation to U.S. Bank for an undisclosed fee.


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KARPUS HAS AN EXCELLENT FIXED INCOME TRACK RECORD!

         Nelson Information's "A Worlds Best Money Manager" for U.S. Intermediate Fixed Income ranks Karpus:

o        6th of 105 managers for 40 quarters (10 years) ending 6/30/00
o        2nd of 164 for 20 quarters (5 years) ending 6/30/00
o        3rd of 183 for 12 quarters (3 years) ending 6/30/00

MENTOR GIVES NO REFERENCE TO THE PROPOSED NEW MANAGERS' PERFORMANCE RANKING! WHERE IS U.S. BANK'S PERFORMANCE?

CURRENT BOARD AND PROPOSED US BANK BOARD OWN ZERO SHARES!

o        Karpus beneficially owns 547,847 shares of the Fund.
o        Two of the Karpus nominees beneficially own 6,200 shares of the Fund.

         "Even my mom owns shares! Who has the greater incentive to maximize shareholder value, us or them?" asks George Karpus.

KARPUS NOMINEES ARE A VERY QUALIFIED BOARD!

Tom Herzfeld               Authored the "Encyclopedia of Closed-End Funds" and
                           issues a monthly research report on closed-end funds.
                           Chairman and President of Herzfeld Caribbean Basin
                           Fund, Inc.
Phillip Goldstein          Director for other closed-end funds such as Clemente
                           Strategic Value Fund, Mexico Equity Fund, and The
                           Italy Fund. President and Portfolio Mgr., of
                           Opportunities Partners (private investment prtnshp)
Gerald Hellerman           Formerly with the SEC as a Branch Chief, U.S. Senate
                           Subcommittee on Antitrust and Monopoly and the U.S.
                           Dept. of Justice.
Glenn Goodstein            Director for Italy Fund. Former executive of ADP
                           corporation. Presently manages investments for a
                           select clientele. Member of Finance Review Board for
                           UCLA Alumni Assoc.
Brad Orvieto               Certified Financial Planner with Strategic Asset
                           Value Mgmt. Former founder and principal of Horizon
                           Financial Group. Board member of various civic boards
                           in the Broward Co. Fla. area
Andrew Dakos               Private Investor, Vice-President of Sales, Uvitec
                           Printing.
Kenneth Sacks              President of Harsax Inc. (Developer)
Kenneth Liesegang          Founder and President of RSVP Business Systems
                           (Computer related)

OUR NOMINEES ARE EXPERIENCED IN BUSINESS AND UNDERSTAND THE VALUE OF YOUR INVESTMENT. THEY WILL NOT JUST BE "HOUSE DIRECTORS" THAT RECEIVE $50,000 PER YEAR FROM A FUND COMPLEX OR MANAGEMENT GROUP!

SUPPORT OUR INITIATIVE TO MAXIMIZE SHAREHOLDER VALUE! VOTE YOUR BLUE PROXY FOR #1, #2, & #6 and AGAINST #3, #4, & #5!

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          Mentor states that Shareholder Services ("ISS") has issued a report to its clients in support of the Mentor Board's recommendation. It is the opinion of Karpus, however, that ISS has not had sufficient contact with Karpus and the Karpus nominees to the Board to make this recommendation. It is the opinion of Karpus that this is another attempt by Mentor management to "rubber stamp" approval by the shareholders to get what management wants. DO NOT BE TRICKED in this process!

         We wish to thank all shareholders that have been supporting our efforts, however the battle is not quite over. Remember, only your latest dated proxy card counts. If you have voted the white card before, you can still change your vote by simply signing, dating and returning the enclosed BLUE proxy. If you have voted by phone, you can still change your vote by signing and returning the BLUE card. If you have any questions that your BLUE proxy card was returned, do it again, it cannot hurt our cause. If you require assistance in registering your vote on the BLUE proxy card, please call Garland Associates at 212-866-0095 or please feel free to call Karpus toll free at 1-877-550-6928.

Very Truly Yours,

George W. Karpus
President and C.E.O.